Exhibit 8.1
July 23, 2007
Quanta Services, Inc.
1360 Post Oak Boulevard, Suite 2100
Houston, Texas 77056

Re:	Amendment No. 3 to Registration Statement on Form S-4 of Quanta Services, Inc. (Registration No. 333-142279) (the “Registration Statement”)
Ladies and Gentlemen:
     We have acted as counsel for Quanta Services, Inc., a Delaware corporation (the “Company”), in connection with the transactions described in the Registration Statement. This opinion is being delivered as of the date of effectiveness by the Securities and Exchange Commission of the Company's Registration Statement.
     In our capacity as counsel, we have examined the Registration Statement and all exhibits thereto, including the Joint Proxy Statement/Prospectus (the “Prospectus”) and the Agreement and Plan of Merger, dated as of March 18, 2007, by and among the Company, InfraSource Services, Inc. and Quanta MS Acquisition, Inc. (collectively, the “Parties”). In our review, we have assumed that (i) all of the representations and statements set forth in such documents are true and correct (and representations and statements made “to the knowledge of,” or based on the belief of, the Parties or similarly qualified are true and correct without such qualification), (ii) the Parties will take such actions as the Prospectus states they “intend” or “expect” to take, and (iii) all of the obligations imposed by any such documents on the Parties have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the legal capacity of all natural persons, the genuineness of all signatures, the proper execution of all documents, the accuracy and completeness of all documents submitted to us, the authenticity of all documents presented to us as originals and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).
     Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations and qualifications described therein, represents our opinion.
     In rendering this opinion, we do not express any opinion concerning any laws other than the U.S. federal income tax laws. Our opinion is based upon the existing provisions of applicable law, published rulings and releases of applicable agencies or other governmental bodies and existing case law, any of which or the effect of any of which could change at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which our opinion is based. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP
AKIN GUMP STRAUSS HAUER & FELD LLP